Exhibit 99.1

CVS Health Announces Leadership Appointments

Thomas F. Cowhey Named Chief Financial Officer

Mike Pykosz Named President of Health Care Delivery

WOONSOCKET, R.I., January 5, 2024 —  CVS Health® (NYSE: CVS) today announced several leadership updates, effective immediately:

•	Senior Vice President of Corporate Finance and interim CFO, Tom Cowhey, has been formally appointed the company’s next CFO.
•	CEO of Oak Street Health and interim lead of Health Care Delivery, Mike Pykosz, has been formally appointed President of Health Care Delivery.
•	CVS Health announced on October 13, 2023 the interim appointments, and that Shawn Guertin would be taking a leave of absence. Guertin will be stepping down from his roles due to family health reasons and will remain on personal leave and will leave the company on May 31, 2024.

“We are fortunate to have someone of Tom's caliber and experience already within CVS Health today and ready to take on the role. His experience in health care is deep and broad, and he will drive continuity for our strategy and delivering on our commitments,” said CVS Health President and CEO Karen S. Lynch. “Mike is a natural fit to lead the execution of our health care delivery strategy. There is real innovation and value to be unlocked as Mike unifies our clinic-based and home health assets. The Board and I are fully confident in Tom and Mike.”

Cowhey joined CVS Health in February of 2022. He previously served as Chief Financial Officer of Surgery Partners Inc., and before that spent more than a decade at Aetna in various strategy and finance roles. Since joining CVS Health, he has overseen investor relations, corporate development, treasury, and finance operations, working closely with Lynch and the Executive Leadership Team to manage the company’s overall financial strategy.

Pykosz joined CVS Health following the acquisition of Oak Street Health on May 2, 2023. As CEO and a co-founder of Oak Street, he built it into a leading multi-payor, value-based primary care platform. During his time at CVS Health, Pykosz has been focused on continuing to run the Oak Street Health business, while also helping to unify all of CVS Health’s care delivery assets.

Lynch continued, “We fully support Shawn and his need to prioritize his family during this time. We thank Shawn for all the contributions he has made as a valuable member of our team.”

About CVS Health

CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Media contact

Ethan Slavin

860-273-6095

SlavinE@cvshealth.com

Investor contact

Larry McGrath

800-201-0938

InvestorInfo@CVSHealth.com